Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF EYENOVIA, INC.

Eyenovia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST:          That at a meeting of the Board of Directors of Eyenovia, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, as previously amended, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by adding the following amendment following the last sentence of Article IV:

“Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”), each three and 75/100 (3.75) shares of Common Stock (the “Old Common Stock”), Series A Preferred Stock (the “Old Series A Preferred”), Series A-2 Preferred Stock (the “Old Series A-2 Preferred”) and Series B Preferred Stock (the “Old Series B Preferred”) issued and outstanding immediately prior to the Split Effective Time shall be combined into one (1) share of Common Stock (the “New Common Stock”), Series A Preferred Stock (the “New Series A Preferred”), Series A-2 Preferred Stock (the “New Series A-2 Preferred”) and Series B Preferred Stock (the “New Series B Preferred”), respectively, without any further action by the Corporation or the holder thereof (“Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares down to the nearest whole number. Each certificate that immediately prior to the Split Effective Time represented shares of Old Common Stock, Old Series A Preferred Stock, Old Series A-2 Preferred Stock or Old Series B Preferred Stock shall thereafter represent that number of shares of New Common Stock, New Series A Preferred Stock, New Series A-2 Preferred Stock or New Series B Preferred Stock, respectively, subject to the treatment of fractional shares as described above.”

SECOND:           The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of January 2018.

By:	/s/ Tsontcho Ianchulev
Tsontcho Ianchulev
Chief Executive Officer